EXHIBIT (a)(1)(vii)

NOTICE TO ESPP PARTICIPANTS

TO:	Participants in the CCC Information Services Group Inc. Employee Stock Purchase Plan (“ESPP”)

RE:	Tender of ESPP Shares in the CCC Information Services Group Inc. Self-Tender Offer

INTRODUCTION

CCC Information Services Group Inc. (“CCC” or the “Company”) has announced its offer to purchase up to 11,200,000 shares of its common stock, $0.10 par value per share, at a price of $18.75 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the related Letter of Transmittal. This memorandum explains how you, as a participant who holds shares in an account under the CCC Employee Stock Purchase Plan (“ESPP Shares”), can participate in the Company’s offer if you so choose.

In order to assist you in understanding the Company’s offer and how to participate in the offer we are providing you with the following documents:

•	Offer to Purchase

•	A Specimen Letter of Transmittal for informational purposes, which cannot be used to tender ESPP Shares

•	This Notice to ESPP Participants

•	Tender Instruction Form for ESPP Shares

You may determine the number of ESPP Shares held in your ESPP Account by logging on to:

https://www-us.computershare.com/employee/login.asp?cc=US&lang=1&fla=1&setting=cpu.

You will need your password to access your ESPP Account Statement. If you need assistance please contact Ross Wilken at (312) 229-2082.

You will need to read the entire Offer to Purchase carefully to understand the offer fully and for a more complete description of the terms and conditions of the offer.

The following describes in question and answer format the offer and the procedures which you must follow to tender your ESPP Shares. Failure to follow such instructions may make you ineligible to tender ESPP Shares in the Company’s offer.

QUESTIONS AND ANSWERS ON

TENDER OFFER AND PROCEDURES FOR

ESPP SHARES

1.	WHAT IS THE OFFER?

On July 27, 2004, the Company commenced its offer to purchase up to 11,200,000 shares of its common stock, $0.10 par value per share, at a price of $18.75 per share, net to the seller in cash, without interest. This offer expires at 5:00 PM, New York City time, on August 24, 2004, unless the offer is extended. The number of shares includes shares that can be tendered upon the conditional exercise of vested options with an exercise price of less than $18.75 per share and shares that can be tendered upon the conditional exercise of warrants with an exercise price of less than $18.75 but excludes those shares used to pay the exercise price and any tax withholding in “cashless” exercises as described in Section 3 of the Offer to Purchase.

Since certain of the Company’s stockholders have indicated that they intend to tender an aggregate of more than 11,200,000 shares, all shares tendered are expected to be purchased on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional shares, except for holders of “odd lots” (share accounts with fewer than 100 shares) who tender all their shares, which will be purchased on a priority basis. ESPP Shares are not eligible for this “odd lot” priority. Thus, if proration occurs, as expected, not all of the ESPP Shares you elect to tender will be purchased by the Company.

The offer is subject to certain conditions, including the Company obtaining sufficient financing on terms and conditions satisfactory to it to purchase shares pursuant to the offer and to pay related fees and expenses, as described in Section 7 of the Offer to Purchase.

The Company’s offer is explained in detail in the Offer to Purchase, which we encourage you to read carefully.

2.	HOW DO I TENDER MY ESPP SHARES IN THE OFFER?

The only way that you can tender ESPP Shares held by Computershare Plan Managers as administrator of the ESPP in the offer is by completing the PINK Tender Instruction Form for ESPP Shares, signing the form, and returning it to Computershare Plan Managers, the plan administrator, at the address indicated on the form. Computershare Plan Managers will complete a Letter of Transmittal for these ESPP Shares to be tendered in the offer. The Tender Instruction Form for ESPP Shares must be received by Computershare Plan Managers before 5:00 PM, New York City time, on August 19, 2004 in order to allow Computershare Plan Managers sufficient time to tender on your behalf, unless the offer is extended, in which case the deadline for receipt of your instruction form will be 5:00 PM, New York City time, on the third business day prior to the expiration of the offer, as extended.

Please return your instructions PROMPTLY, recognizing the slow delivery time inherent in the U.S. mail today. If you use U.S. mail, we recommend using registered mail, return receipt requested. You may hand deliver or mail your Tender Instruction Form for ESPP Shares to Computershare Plan Managers in the preaddressed envelope that has been provided for your reply or send it by an alternate, faster means (such as overnight courier).

DO NOT DELIVER YOUR INSTRUCTIONS TO YOUR HUMAN RESOURCES DEPARTMENT OR TO YOUR BENEFITS ADMINISTRATOR OR TO ANY OTHER DEPARTMENT OF THE COMPANY. IN ADDITION, YOU MAY NOT TENDER ESPP SHARES HELD BY COMPUTERSHARE PLAN MANAGERS BY THE LETTER OF TRANSMITTAL PROVIDED TO YOU FOR INFORMATIONAL PURPOSES ONLY. YOU MAY ONLY TENDER ESPP SHARES HELD BY COMPUTERSHARE PLAN MANAGERS BY USING THE TENDER INSTRUCTION FORM FOR ESPP SHARES AND RETURNING IT TO COMPUTERSHARE PLAN MANAGERS IN ORIGINALLY SIGNED FORM. FACSIMILE TRANSMISSIONS OF THE TENDER INSTRUCTION FORM WILL NOT BE ACCEPTED.

Any shares you purchased through the ESPP, but now hold either directly or in another brokerage account, and not through an ESPP account at Computershare Plan Managers, may also be tendered in the offer. However, to tender such shares you must comply with the procedures set forth in the Offer to Purchase and either use the Letter of Transmittal to tender shares you hold directly, or follow the instructions sent to you by your broker for any such shares held in a brokerage account.

PLEASE REMEMBER THAT NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER. YOU MUST MAKE YOUR OWN DECISION. CERTAIN MAJOR STOCKHOLDERS, DIRECTORS AND OFFICERS OF THE COMPANY HAVE INDICATED THAT THEY INTEND TO TENDER, IN THE AGGREGATE, APPROXIMATELY 13,810,508 SHARES BENEFICIALLY OWNED BY THEM (INCLUDING SHARES UNDERLYING CERTAIN EXERCISABLE WARRANTS AND OPTIONS). SEE SECTION 11 OF THE OFFER TO PURCHASE.

3.	WILL ALL MY ESPP SHARES THAT I TENDER BE PURCHASED IN THE OFFER?

Since certain stockholders have indicated that they intend to tender an aggregate of more than 11,200,000 shares, it is expected that all tendered shares will be purchased on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional shares, except for holders of “odd lots” who tender all their shares, which will be purchased on a priority basis. It is anticipated that as a result of such proration, the proportional beneficial ownership of the Company will not change significantly as a result of the tender offer.

ESPP Shares do not receive an odd lot priority, as described in Section 1 of the Offer to Purchase. Therefore, if, as is expected, the Company prorates the number of ESPP Shares it purchases from you, the rules for deciding which ESPP Shares will be purchased are as follows:

•	FIRST RULE: If you hold ESPP Shares purchased at different times, you may designate on the Tender Instruction Form for ESPP Shares the order in which you want your ESPP Shares tendered.

•	SECOND RULE: If you do not designate the order in which you wish to tender your ESPP Shares, ESPP Shares will be tendered in the order of their original purchase price, starting with ESPP Shares with the lowest purchase price.

4.	WHAT WILL HAPPEN TO MY SHARES IN THE ESPP IF THEY ARE NOT PURCHASED?

If any of your ESPP Shares administrated by Computershare Plan Managers are not purchased by the Company because of proration or otherwise, the ESPP Shares not purchased will be returned to Computershare Plan Managers and returned to your ESPP account.

5.	HOW WILL I KNOW IF MY SHARES IN THE ESPP HAVE BEEN PURCHASED AND WHEN WILL I BE PAID?

After the offer expires, all shares properly tendered and not properly withdrawn prior to the Expiration Date will be tabulated. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the odd lot procedure and the conditional tender procedure described in the Offer to Purchase, the Company does not expect that it will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the offer until approximately seven business days after the Expiration Date. Soon thereafter, you will be advised by Computershare Plan Managers of the number, if any, of your ESPP Shares that were accepted in the offer. You will receive a check for the purchase price promptly thereafter.

6.	WILL I BE TAXED ON THE MONEY I RECEIVE?

If you tender and have purchased in the offer shares which were acquired under the ESPP, then you will be treated for federal income tax purposes as having received ordinary compensation income on a portion of the proceeds you receive. Amounts received over the ordinary compensation income portion in the tender will be treated either as capital gain or loss or dividend income, as described in the description of Certain United States Federal Income Tax Consequences applicable to all stockholders contained in Section 14 of the Offer to Purchase.

The amount of ordinary compensation income that you will be treated as receiving depends upon how long you held the shares acquired under the ESPP prior to the Effective Date. If the shares tendered and purchased are held by you for two years or less from date the option to acquire such shares under the ESPP was granted (the “Grant Date”), then the amount of ordinary compensation income will be an amount equal to the excess of the fair market value of the shares on the date the shares were acquired under the ESPP over the price that you paid for the shares. If the shares tendered and purchased are held by you for more than two years from the Grant Date, then the amount of the ordinary compensation income will be an amount equal to the lesser of: (a) the excess of the fair market value of the shares on the Expiration Date over the amount originally paid for such shares, or (b) the excess of the fair market value of the shares on the Grant Date in which the shares were acquired over the purchase price per share.

The amount of ordinary compensation income you receive upon tender of your ESPP Shares will be subject to ordinary income and employment taxes and will be included on your year 2001 Form W-2.

In addition, under the federal income tax laws, unless you are a Non-U.S. Stockholder, as defined in Section 14 of the Offer to Purchase, Computershare Plan Managers will be required to withhold a portion of the amount of the purchase price paid to you for your ESPP Shares pursuant to the offer. To avoid such backup withholding, you must provide Computershare Plan Managers with your taxpayer identification number and certify that you are not subject to backup withholding by completing the Substitute Form W-9 in the Tender Instruction Form for ESPP Shares. See Section 3 of the Offer to Purchase.

The tax discussion set forth above and in the Offer to Purchase is included for general information only and is not tax advice. You are urged to consult your tax advisor to determine the particular tax consequences to you of the offer, including the applicability and effect of state, local, foreign and other tax laws.

7.	CAN I CHANGE MY MIND AND WITHDRAW ESPP SHARES THAT I DIRECTED TO BE TENDERED?

Yes, but only if you perform the following steps:

•	The notice of withdrawal must be in writing.

•	You must send a signed notice of withdrawal to Computershare Plan Managers at Computershare Plan Managers, Proxy Unit, 7600 Grant Street, Burr Ridge, Illinois 60527-7275.

•	The notice of withdrawal must state your name, your ESPP Account number (social security number) and the number of ESPP Shares that you wish to withdraw from the offer.

•	The notice of withdrawal must be received by Computershare Plan Managers before 5:00 PM, New York City time on August 19, 2004, unless the Offer is extended, in which case the deadline for receipt of your withdrawal will be 5:00 PM, New York City time, on the third business day prior to the expiration of the Offer, as extended.

You are entitled to resubmit a direction to tender ESPP Shares after withdrawal, provided that the resubmitted materials are completed properly and delivered on time in accordance with the instructions applicable to the original submission.

The withdrawal procedures are described in greater detail in the Tender Instruction Form for ESPP Shares. You must follow these instructions carefully.

8.	WHAT IF I HOLD OTHER SHARES OF CCC COMMON STOCK IN ADDITION TO MY ESPP SHARES?

It is possible that you hold shares in several forms, such as actually owning shares, holdings options under CCC’s 2000 Stock Incentive Plan, as amended, or CCC’s 1997 Stock Option Plan, as amended (“Option Shares”), and holding shares under the CCC 401(k) Plan (“401(k) Plan Shares”). You may tender those shares as well.

If you hold more than one type of shares (such as 401(k) Shares and Option Shares) you will receive a set of instructions for each type of shares that you hold. Each type of shares must be tendered according to the following different instructions and separate forms:

•	Shares that you actually hold in certificate form (including shares purchased under the ESPP but which are not held by Computershare Plan Managers under an ESPP account) may be tendered only using the BEIGE Letter of Transmittal sent to you with the Offer to Purchase, which must be delivered only to Computershare Trust Company of New York, as the Depositary, according to the instructions set forth in the Offer to Purchase and the Letter of Transmittal.

•	Shares that you hold in a brokerage account (including shares purchased under the ESPP but which are not held by Computershare Plan Managers under an ESPP account) may be tendered only by following the instructions mailed to you by the brokerage firm.

•	ESPP Shares may only be tendered using the PINK Tender Instruction Form for ESPP Shares sent to you along with this Notice to ESPP Participants and the Offer to Purchase. The Tender Instruction Form for ESPP Shares must be delivered only to Computershare Plan Managers, as the administrator of the ESPP, according to the instructions set forth in this Notice to ESPP Participants.

•	Option Shares may be tendered by conditional exercise of options using the YELLOW Notice of Instructions (Options) sent to you along with the Memo to Holders of Options and the Offer to Purchase. The Notice of Instructions (Options) must be delivered only to Salomon Smith Barney, Inc., according to the instructions set forth in the Notice of Instructions (Options). You may also exercise your vested options and tender the shares you received by following the same procedures applicable to all other Company stockholders described in Section 3 of the Offer to Purchase.

•	401(k) Plan Shares may only be tendered using the BLUE Trustee Direction Form sent to you along with a letter to participants in the 401(k) Plan. The Trustee Direction Form must be delivered only to T. Rowe Price Trust Company, as the trustee of the 401(k) Plan or its designated agent.

You should be careful to follow the separate directions that apply to shares you hold outright, Option Shares, ESPP Shares and 401(k) Plan Shares. If, as is expected, the Company prorates the number of shares it purchases in the offer, the total number of shares, Option Shares, ESPP Shares and 401(k) Plan Shares you tender will be prorated independently of each other.

9.	WHAT DO I DO IF I HAVE ANY QUESTIONS ABOUT THE TENDER OFFER?

If you have questions about the operation of the offer or need help in properly responding to the offer, you may call Ross Wilken at (312) 229-2082 or Georgeson Shareholder Communications Inc. at (800) 255-4719.

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